Corporate High Yield Fund III, Inc.

File No. 811-8497

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Fund Asset Management, L.P., Investment Adviser to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 4 should have been filed on behalf of Fund Asset Management, L.P. by February 10, 2002.  A late filing was executed on December 2, 2002.

Messrs. William Bentley, Lawrence Haber, Jerry Miller, Frank Salerno, and Charles Winters, all officers to the Registrant, are subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Mr. Bentley by August 30, 2002 and Forms 3 should have been filed on behalf of Messrs. Haber, Miller, Salerno, and Winters by August 18, 2002.  Late filings on behalf of each of the above officers were executed on October 25, 2002.